UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 20, 2005

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7900 Xerxes Avenue South, Suite 1800,

Minneapolis, Minnesota 55431

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On June 21, 2005, at the 2005 Annual Meeting of Shareholders of Apogee Enterprises, Inc. (“Apogee”), the shareholders approved amendments to Apogee’s 2002 Omnibus Stock Incentive Plan (the Omnibus Plan”) and to its Executive Management Incentive Plan (the “EMIP”). In addition, effective on June 20, 2005, Apogee and Mark A. Burke, a member of the Board of Directors of Apogee (“Burke”), entered into an Agreement and Release dated as of June 17, 2005. The Omnibus Plan and the EMIP, each as amended to date, are incorporated by reference into this Form 8-K from the definitive proxy statement of Apogee for its 2005 annual meeting, filed on May 12, 2005, and are filed as Exhibits 10.1 and 10.2, respectively, hereto. The Agreement and Release with Burke is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Omnibus Plan. On April 11, 2002, the Board of Directors adopted the Omnibus Plan, which became effective upon approval of Apogee’s shareholders on June 18, 2002. The amendments to the Omnibus Plan approved by Apogee’s shareholders on June 21, 2005 eliminate the provisions restricting grants of restricted stock, restricted stock units and performance awards to 360,000 shares of common stock of Apogee. No other amendments to the Omnibus Plan were approved by Apogee’s shareholders on June 21, 2005. The elimination of the provisions restricting grants of restricted stock, restricted stock units and performance awards are designed to enable Apogee to implement its new compensation program for executive compensation adopted by the Compensation Committee of the Board of Directors. The Omnibus Plan, as amended, authorizes the grant of stock options and several other types of stock-based awards.

EMIP. On April 11, 2002, the Board of Directors adopted the EMIP, which was approved by Apogee’s shareholders on June 18, 2002 and became effective as of March 3, 2002. The amendments to the Omnibus Plan approved by Apogee’s shareholders on June 21, 2005 expand the business criteria on which performance goals may be based and extend the term of the EMIP through February 26, 2011. By approving these amendments, the shareholders enabled compensation paid in accordance with the terms of the EMIP to qualify as “performance-based compensation,” as defined in Section 162(m) of the Internal Revenue Code.

As amended, the business criteria for the performance goals authorized to be utilized by the Compensation Committee of the Board of Directors of Apogee when setting incentive compensation targets for qualifying executives under the EMIP are as follows: economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, earnings (whether before or after taxes), earnings before interest, taxes, depreciation and amortization (EBITDA) as a percent of net sales, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments, shareholder return including performance (total shareholder return) relative to the Standard & Poor’s Small Cap 600 Index or similar index or performance (total stockholder return) relative to the proxy comparator group, in both cases as determined pursuant to Rule 402(l) of Regulation S-K promulgated under the Securities Exchange Act of 1934, cash generation, cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination thereof), unit volume and change in working capital.

Agreement and Release. The Agreement and Release provides for the payment by Apogee to Burke of $21,130 to cover the after-tax costs of his COBRA health care coverage under an existing Apogee plan for non-employee directors. In addition, this agreement provides for the exchange of mutual releases between Apogee and Burke with respect to direct claims by either party against the other regarding Burke’s activity both as a member of the Board of Directors of Apogee and as a consultant to Apogee.

Item 9.01 Financial Statements and Exhibits.

(c)	The following exhibits are being filed with this report:

10.1	Apogee Enterprises, Inc. Amended and Restated 2002 Omnibus Stock Incentive Plan (incorporated by reference to Appendix A to the Apogee Enterprises, Inc. Definitive Proxy Statement for its 2005 Annual Meeting of Shareholders, filed May 12, 2005)

10.2	Apogee Enterprises, Inc. Amended and Restated Executive Management Incentive Plan (incorporated by reference to Appendix B to the Apogee Enterprises, Inc. Definitive Proxy Statement for its 2005 Annual Meeting of Shareholders, filed May 12, 2005)

10.3	Agreement and Release between Apogee Enterprises, Inc. and Mark A. Burke dated as of June 17, 2005, and effective as of June 20, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ William F. Marchido
William F. Marchido Chief Financial Officer

Date: June 22, 2005

EXHIBIT INDEX

10.3	Agreement and Release between Apogee and Mark A. Burke dated as of June 17, 2005, and effective as of June 20, 2005